EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


                                                      September 1, 1994

Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas 75206

Gentlemen:

     We hereby consent to (i) the incorporation by reference from Triton Energy Corporation's (the Company) Annual Report on Form 10-K for the fiscal year ended May 31, 1994, and inclusion in the Company's Registration Statement on Form S-3 (the Form S-3) relating to an offering of the Company's Securities of certain data from our report dated July 11, 1994, entitled "Appraisal Report on Certain Properties in Columbia owned by Triton Colombia Incorporated as of May 31, 1994-SEC Case" and (ii) the specific references to our firm in "Experts" in Form 10-K and Form S-3.

                                                      Very truly yours,

                                                      DeGOLYER and MacNAUGHTON